MERCK LOGO Exhibit 99

News Release

Media Contact:	Chris Loder (908) 423-3786	Investor Contact:	Graeme Bell (908) 423-5185

Richard T. Clark Elected Chairman of Merck & Co., Inc.

Samuel O. Thier, M.D., Named Lead Director of Board

WHITEHOUSE STATION, N.J., Dec. 20, 2006 – The Board of Directors of Merck & Co., Inc. has elected President and Chief Executive Officer Richard T. Clark as chairman of the board effective April 24, 2007, the date of the Merck Annual Meeting of Stockholders. Mr. Clark, 60, has been president and CEO of Merck since May 2005. The Board also appointed Samuel O. Thier, M.D., as lead director.

The Board’s Executive Committee, currently consisting of Lawrence A. Bossidy and Dr. Thier, has functioned collectively in the role typically played by a chairman of the board since May 2005. Working closely with the Board and Mr. Clark, the committee, which until April 2006 also included William G. Bowen, has supported Mr. Clark as he transitioned to his new role as CEO and president and in his development of the Company’s new strategic plan.

Mr. Bossidy, the former chairman and CEO of Honeywell International, Inc. and a Merck director since 1992, is retiring from the Board in April pursuant to the Board’s policy of director retirement at age 72.

“I am delighted by the selection of Dick Clark as the new chairman of Merck,” Mr. Bossidy said. “Dick has proven to be an outstanding business leader who has provided the strategic thinking and execution skill necessary for the Company to regain its momentum and industry stature. The early results of the plan that Dick and his leadership team have put in place are clear evidence that he’s the ideal choice to lead Merck into the future. The Board recognizes that Dick deserves a great deal of the credit for Merck’s excellent performance to date.”

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“Larry Bossidy’s business experience and leadership have been invaluable assets to Merck and me,” Mr. Clark said. “I am honored to be selected as chairman of the board and grateful for the Board’s confidence in me. I am committed to working with this able and distinguished Board to continue to build shareholder value and to achieve the Company’s mission.”

“Dick has the ability, experience and personal qualities to lead the Board as chairman at this juncture in its history,” Dr. Thier said. “I am looking forward to my new role as lead director as the Board continues to focus on what is in the best interests of shareholders, patients and providers.”

In addition, Dr. Thier and Mr. Clark recognized the contributions of Mr. Bowen, a Merck director since 1986, who is also expected to retire from the Board at the April stockholders’ meeting.

“Larry and Bill are two outstanding directors who have dedicated themselves tirelessly to Merck during a period of great change and challenge,” Mr. Clark said. “Management and shareholders alike have benefited greatly from their guidance and service. The Board greatly appreciates the dedication of these two longtime directors.”

Mr. Clark held a broad range of operating and strategic positions during his tenure with the Company. Prior to his election as CEO, he served as president of the Merck Manufacturing Division (MMD), where his supply strategy emphasized targeted investment of resources, faster new product introductions, and a customer-focused supply chain to create a sustainable competitive advantage for Merck.

Prior to serving as president of MMD, Mr. Clark held high-level executive positions at Medco Health Solutions, Inc., the pharmacy benefits management (PBM) company. Mr. Clark was president of Medco Health from 2000 to June 2002, when he was named chairman and chief executive officer, a position he held until March 2003 prior to the spin-off of Medco Health.

Dr. Thier is professor of medicine and professor of health care policy at Harvard Medical School, based at Massachusetts General Hospital. A Merck director since 1994, Dr. Thier is director of the Charles River Laboratories, Inc., The Commonwealth Fund and the Federal Reserve Bank of Boston.

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About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck currently discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2005, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.

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